HUNTON & WILLIAMS LLP
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                                October 19, 2005

Capital Lease Funding, Inc.
110 Maiden Lane
New York, New York  10005

                           Capital Lease Funding, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

      We have acted as counsel to Capital Lease Funding, Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement, including a prospectus and all documents incorporated by reference therein (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on May 20, 2005 with respect to the offer and sale of up to $300,000,000 of the preferred stock, common stock, and debt securities of the Company, and the offer and sale pursuant to the related prospectus dated May 20, 2005 (the "Prospectus"), as amended by the prospectus supplement dated October 13, 2005 (the "Prospectus Supplement"), of 1,400,000 shares of 8.125% Series A Cumulative Redeemable Preferred Stock, of the Company (the "Offering"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

      The Company owns, through Caplease, LP (the "Operating Partnership"), commercial real estate properties that are leased typically on a long-term basis to primarily single tenants, mortgage loans, commercial mortgage-backed securities, and other assets.

      In giving this opinion letter, we have examined the following:
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Capital Lease Funding, Inc.
October 19, 2005
Page 2


1. the Company's Articles of Amendment and Restatement, as duly filed with the Department of Assessments and Taxation of the State of Maryland on March 15, 2004;

2. the Company's Bylaws;

3. the Registration Statement and the related Prospectus;

4. the limited partnership agreement of the Operating Partnership, between CLF OP General Partner, LLC, a Delaware limited liability company, as general partner, and the Company, as limited partner;

5. the TRS election for Caplease Services Corp. ("Caplease Services"); and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2005, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated October 19, 2005 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership or Caplease Services after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

4. no action will be taken by the Company, the Operating Partnership or Caplease Services after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

      In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Capital Lease Funding, Inc.
October 19, 2005
Page 3


      Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" and in the Prospectus Supplement under the caption "Supplemental Federal Income Tax Considerations" (which are incorporated herein by reference), we are of the opinion that:

            (a) commencing with its taxable year ended December 31, 2004, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and the Company's current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2005, and in the future; and

            (b) the statements in the Prospectus under the caption "Federal Income Tax Consequences of our Status as a REIT" and in the Prospectus Supplement under the caption "Supplemental Federal Income Tax Considerations," insofar as such statements constitute a summary of the legal matters, proceedings, or documents referred to therein, constitute an accurate summary thereof in all material respects.

      We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

      The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
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Capital Lease Funding, Inc.
October 19, 2005
Page 4


      We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K. We also consent to the reference to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of our Status as a REIT" and "Legal Matters" in the Prospectus and the caption "Supplemental Federal Income Tax Considerations" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

      The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, speaks only as of the date hereof, and may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency (other than as contemplated by the preceding paragraph) without our express written consent.

                                        Very truly yours,

                                        /s/ Hunton & Williams LLP